Name of Registrant:
Franklin California Tax-Free Income Fund

File No. 811-02790

Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

I. The Board of Trustees of Franklin California Tax-Free Income Fund (the "Trust"), on behalf of Franklin California Tax-Free Income Fund (the "Fund"), a series of the Trust, called a Special Meeting of Shareholders of the Fund (the "Meeting"), and was held at the offices of Franklin Templeton Investments, One Franklin Parkway, San Mateo, California 94403-1906 on October 30, 2017, adjourned on December 15, 2017 and re-convened on December 29, 2017 at 10:00 a.m., Pacific time.

During the Meeting, shareholders of the Fund voted on the following Proposals:

1.	To elect a Board of Trustees of the Trust.
2.	To approve the use of a "manager of managers" structure
whereby the Fund's
investment manager would be able to hire and replace subadvisers without shareholder approval.
3.	To approve an amended fundamental investment restriction regarding investments in commodities.
4.	To approve procedures that prevent holding investments in companies that, in the judgment of management, substantially contribute to genocide or crimes against humanity.


The results of the voting at the Special Shareholder Meeting are as follows:

Proposal 1.  The election of Board of Trustees for the Trust:





For	% Voted For	% For of Outstanding Shares
Withhold	% Voted Withhold	% Withhold of Outstanding
Shares
Harris J. Ashton	1,150,912,025	96.47%	54.31%	42,062,491
3.53%	1.98%
Terrence J. Checki	1,150,935,447	96.48%	54.31%	42,039,069
3.52%	1.98%
Mary C. Choksi	1,150,539,740	96.44%	54.29%	42,434,777	3.56%
2.00%
Edith E. Holiday	1,150,677,005	96.45%	54.30%	42,297,511
3.55%	2.00%
Gregory E. Johnson	1,150,896,514	96.47%	54.31%	42,078,003
3.53%	1.99%
Rupert H. Johnson, Jr.	1,150,837,742	96.47%	54.30%	42,136,774
3.53%	1.99%
J. Michael Luttig	1,151,429,340	96.52%	54.33%	41,545,177
3.48%	1.96%
Larry D. Thompson	1,151,528,683	96.53%	54.34%	41,445,833
3.47%	1.96%
John B. Wilson	1,151,795,522	96.55%	54.35%	41,178,994	3.45%
1.94%


Proposal 2. To approve the use of a "manager of managers" structure.



For	% Voted For	% For of Outstanding Shares
Against	% Voted Against	Abstain	% Voted Abstain	Broker
Non-Vote	% Broker Non-Vote	Passed (Y or N)
816,142,540	68.41%	38.51%	77,967,544	6.54%	62,677,743	5.25%
236,186,686	19.80%	Y

Proposal 3. To approve an amended fundamental investment restriction regarding investments in commodities.



For	% Voted For	% For of Outstanding Shares
Against	% Voted Against	Abstain	% Voted Abstain	Broker Non-Vote	%
Broker Non-Vote	Passed (Y or N)
822,912,696	68.98%	38.83%	56,447,011	4.73%	77,428,123
6.49%	236,186,686	19.80%	Y

Proposal 4. To approve procedures that prevent holding investments in companies that, in the judgment of management, substantially contribute to genocide or crimes against humanity.



For	% Voted For	% For of Outstanding Shares
Against	% Voted Against	Abstain	% Voted Abstain	Broker Non-Vote	% Broker
Non-Vote	Passed (Y or N)
109,861,333	17.59%	9.90%	672,471,811	56.37%	74,454,683	6.24%
236,186,686	19.80%	N